Exhibit 99.1


            Sono-Tek Offers New Ultrasonic Spray Coater for Food R&D

Milton, NY, July 16, 2007 - Sono-Tek Corporation (OTC BB: SOTK), announced today the release of a new pilot plant scale Ultrasonic Spray Coating System - The Universal Food Coater.

This new versatile equipment was developed in response to specific requests from food manufacturers that observed the advantages of Sono-Tek's uniform, low flow, ultrasonic spraying capabilities at our laboratory in a batch mode. These manufacturers are interested in investigating further these benefits in a continuous, pilot plant scale manufacturing capacity.

The Sono-Tek Universal Food Coater is equipped with six independently controlled non-clogging ultrasonic atomizing nozzles, mounted in a fashion allowing complete 360 degree coverage of the food target, at a range of liquid flow rates. The unit is equipped with a variable width, variable speed conveyor, allowing the flexibility for testing independently and/or in-line with other manufacturing equipment. These features make the system ideal for optimization of low flow spray coating processes for R&D and small production capacity needs.

The Universal Food Coater is of particular importance to Product and Process developers in the areas of Anti-Microbial protection of Baked Goods, Fresh Cut produce, Dairy and Meat products, and for the application of low dose nutriceuticals, herbal extracts and natural flavors directly onto the surface of food products.

The unit provides an important R&D tool also for other industries, where in-line, continuous and uniform coating of expensive materials is of significance (e.g. Electronics, Medical Devices and Specialty Chemicals).

According to Dr. Christopher L. Coccio, President and CEO, "In the last 6 months Sono-Tek invested significant resources in introducing our technology to the Food Industry. The launch of our Universal Food Coater will help our customers achieve the benefits of uniform, low dose coating, which is of particular importance with some highly potent actives applications in the food and pharmaceutical industries. Our VP of Engineering, Dr. Joseph Riemer, will be available later this month at the annual meeting of the IFT (Institute of Food Technologists) in Chicago, IL, to discuss specific projects to be conducted either at our laboratory or at customers R&D Centers".

More information on the new Universal Food Coater can be found by contacting Dr. Joseph Riemer at 845-795-2020 or by submitting a query on our website: http://www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

      This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.